Exhibit 10.1

CREDIT AGREEMENT

Dated as of July 20, 2007

Among

SEMGROUP ENERGY PARTNERS, L.P.,

as the Borrower,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent, L/C Issuer and Swing Line Lender

BANK OF AMERICA, N.A.,

as Syndication Agent

and

The Other Lenders Party Hereto,

WACHOVIA CAPITAL MARKETS, LLC,

as Joint Lead Arranger and Sole Bookrunner,

BANC OF AMERICA SECURITIES LLC

as Joint Lead Arranger

5.10	Insurance	63
5.11	Taxes	63
5.12	ERISA Compliance	63
5.13	Subsidiaries; Equity Interests	64
5.14	Governmental Regulation	64
5.15	Disclosure	65
5.16	Compliance with Laws	65
5.17	Intellectual Property; Licenses, Etc	65
5.18	Labor Disputes and Acts of God	65
5.19	Names and Places of Business	66
5.20	Solvency	66
5.21	Real Property	66
5.22	Security Documents.	66

ARTICLE VI. AFFIRMATIVE COVENANTS		67
6.01	Financial Statements	67
6.02	Certificates; Other Information	67
6.03	Notices	70
6.04	Payment of Obligations	71
6.05	Preservation of Existence, Etc	71
6.06	Maintenance of Properties	71
6.07	Maintenance of Insurance	72
6.08	Compliance with Laws	72
6.09	Books and Records	72
6.10	Inspection Rights	72
6.11	Use of Proceeds	72
6.12	Additional Guarantors and Pledgors	73
6.13	Agreement to Deliver Security Documents	73
6.14	Rents	74
6.15	Performance on Borrower’s Behalf	74
6.16	Environmental Matters; Environmental Reviews	74
6.17	Compliance with Agreements	75
6.18	Deposit Accounts	75
6.19	Revisions or Updates to Schedules.	76
6.20	Designation and Conversion of Restricted and Unrestricted Subsidiaries	77
6.21	Maintenance of Corporate Separateness	78

ARTICLE VII. NEGATIVE COVENANTS		78
7.01	Liens	78
7.02	Investments	79
7.03	Indebtedness	80
7.04	Swap Contracts	82
7.05	Fundamental Changes	82
7.06	Dispositions	82
7.07	Restricted Payments	84
7.08	Change in Nature of Business	84
7.09	Transactions with Affiliates	84
7.10	Burdensome Agreements	85
7.11	Prohibited Contracts	85
7.12	Limitation on Credit Extensions.	85
7.13	Deposit Accounts	85
7.14	Operating Leases	86

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7.15	Use of Proceeds	86
7.16	Leverage Ratios	86
7.17	Interest Coverage Ratio	87
7.18	Negative Pledge	87
7.19	Amendments of Organization Documents	87

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		87
8.01	Events of Default	87
8.02	Remedies Upon Event of Default	89
8.03	Application of Funds	90

ARTICLE IX. ADMINISTRATIVE AGENT		91
9.01	Appointment and Authority	91
9.02	Rights as a Lender	91
9.03	Exculpatory Provisions	91
9.04	Reliance by Administrative Agent	92
9.05	Delegation of Duties	92
9.06	Resignation of Administrative Agent	92
9.07	Non-Reliance on Administrative Agent and Other Lenders	93
9.08	No Other Duties, Etc	94
9.09	Administrative Agent May File Proofs of Claim	94
9.10	Collateral and Guaranty Matters	94

ARTICLE X. MISCELLANEOUS		95
10.01	Amendments, Etc	95
10.02	Notices; Effectiveness; Electronic Communication	96
10.03	No Waiver; Cumulative Remedies	98
10.04	Expenses; Indemnity; Waivers	98
10.05	Payments Set Aside	100
10.06	Successors and Assigns	101
10.07	Treatment of Certain Information; Confidentiality	104
10.08	Right of Setoff	105
10.09	Interest Rate Limitation	105
10.10	Counterparts; Integration; Effectiveness	106
10.11	Survival of Representations and Warranties	106
10.12	Severability	106
10.13	Replacement of Lenders	106
10.14	Governing Law; Jurisdiction; Etc	107
10.15	Waiver of Jury Trial and Special Damages	109
10.16	No Advisory or Fiduciary Responsibility	109
10.17	USA PATRIOT Act Notice	110
10.18	Time of the Essence	110
10.19	ENTIRE AGREEMENT	110

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SCHEDULES

2.01	Commitments

3	Security Schedule

5.07	No Defaults

5.13	Subsidiaries; Equity Interests

5.19	Names and Places of Business

5.21	Real Property

6.07	Insurance

7.01	Liens

7.09	Transactions with Affiliates

7.11	Prohibited Contracts

10.02	Notices

EXHIBITS

Form of

A	Loan Notice

B	Note

C	Compliance Certificate

D	Assignment and Assumption

E	Guaranty

F	Pledge and Security Agreement

G	Solvency Certificate

iv	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of July 20, 2007, among SemGroup Energy Partners, L.P., a Delaware limited partnership (the “Borrower”), Wachovia Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Syndication Agent.

The Borrower has requested that the Lenders provide a revolving credit facility and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Period” has the meaning given it in Section 7.16(d).

“Additional Debt” means Indebtedness for borrowed money other than Indebtedness described in Section 7.03 hereof.

“Administrative Agent” means Wachovia Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the Syndication Agent.

“Aggregate Commitments” means, as to each Lender, its obligation to make Revolver Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth as its “Aggregate Commitment” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Agreement” means this Credit Agreement, as amended, supplemented, restated, increased, extended or otherwise modified from time to time.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon, as of any date of determination, the Consolidated Leverage Ratio, as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Revolver Euro-dollar Rate	Revolver Base Rate
1	Less than or equal to 3.50 to 1.00	0.250%	1.25%	0.25%
2	Greater than 3.50 to 1.00 but less than or equal to 4.00 to 1.00	0.300%	1.50%	0.50%
3	Greater than 4.00 to 1.00 but less than or equal to 4.50 to 1.00	0.300%	1.75%	0.75%
4	Greater than 4.50 to 1.00 but less than or equal to 5.00 to 1.00	0.375%	2.00%	1.00%
5	Greater than 5.00 to 1.00	0.375%	2.25%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such time as the Compliance Certificate is delivered, whereupon the Applicable Rate shall be determined as if the Compliance Certificate had been timely delivered, and is to be effective as of the first Business Day

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immediately following the date such Compliance Certificate was delivered. Notwithstanding anything to the contrary contained in this definition, the determination of Applicable Rate for a period shall be subject to the provisions of Section 2.10(b). The Applicable Rate in effect from the Closing Date through the date following the Closing Date on which a Compliance Certificate is delivered or to be delivered pursuant to Section 6.02(a) shall be determined based upon Pricing Level 1.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of Wachovia Capital Markets, LLC and Banc of America Securities LLC, in its capacity as a joint lead arranger.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited Consolidated financial statements of the predecessor of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2006 and the fiscal quarter ended March 31, 2007 and the related Consolidated statements of operation, changes in division equity and cash flows for such period of the predecessor of the Borrower and its Subsidiaries, including the notes thereto, as reflected in the Registration Statement.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date and (b) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus  1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Wachovia Bank as its “prime rate.” The “prime rate” is a rate set by Wachovia Bank based upon various factors including Wachovia Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Wachovia Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

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“Base Rate Loan” means a Loan or portion of a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower’s Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of the Borrower dated as of July 20, 2007.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolver Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person as of the date of any determination thereof.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means Investments in:

(a) marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America;

(b) demand deposits and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, (i) with any office of any Lender or (ii) with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long-term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S&P;

(c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with (i) any Lender or (ii) any other commercial bank meeting the specifications of subsection (b) above;

(d) open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S&P; and

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(e) money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.

“Cash Management Obligations” means obligations owed by the Borrower or any Guarantor to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following events:

(i) (A) SemGroup shall cease to be, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of all of the general partnership interests of Holdings or (B) any Person or group of Persons acting in concert as a partnership or other group, other than SemGroup, shall be, directly or indirectly, the beneficial owner (as defined above) of 35% or more of the combined voting power of the then total partnership interests (including all securities which are convertible into partnership interests) of Holdings; or

(ii) Holdings shall cease to be, directly or indirectly, the beneficial owner (as defined above) of all of the membership interests of General Partner; or

(iii) General Partner shall cease to be, directly or indirectly, the beneficial owner (as defined above) of all of the general partner interests of the Borrower; or

(iv) any Person or group of Persons acting in concert as a partnership or other group, other than the Qualifying Owners, shall be, directly or indirectly, the beneficial owner (as defined above) of 35% or more of the combined voting power of the then total partnership interests (including all securities which are convertible into partnership interests) of SemGroup.

As used herein, “Qualifying Owner” means Ritchie Capital Management, LLC, Carlyle/Riverstone Global Energy and Power Fund II, L.P. and the Management Group, or any Affiliate of any of the foregoing, and “Management Group” means a group of Persons that includes each of Tom Kivisto, Greg Wallace, Kevin Foxx, Darrel Weakland, Peter Schwiering, Brent Cooper, Alex Stallings and Michael Brochetti and that only includes Tom Kivisto, Greg Wallace, Kevin Foxx, Darrel Weakland, Peter Schwiering, Brent Cooper, Alex Stallings and Michael Brochetti or Persons owned by or established for the benefit of such individuals or their respective heirs at law (such as entities or trusts established for estate planning purposes).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

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“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property of any kind which is subject to a Lien in favor of Secured Parties (or in favor of Administrative Agent for the benefit of Secured Parties) or which, under the terms of any Security Document, is purported to be subject to such a Lien, in each case granted or created to secure all or part of the Obligations, the Cash Management Obligations and the Lender Swap Obligations.

“Commitment” means, as to each Lender and as applicable, its obligation to (a) make Revolver Loans to Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed such Lender’s Aggregate Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly Consolidated Subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the Consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly Consolidated Subsidiaries. For avoidance of doubt, an Unrestricted Subsidiary shall not be considered a Consolidated Subsidiary of Borrower.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated EBITDA; provided, however, that if, since the beginning of the four fiscal quarter period ending on the date for which Consolidated Adjusted EBITDA is determined, the Borrower or any Consolidated Restricted Subsidiary shall have made any Material Acquisition or Disposition, or a Subsidiary shall be designated or redesignated as either an Unrestricted Subsidiary or a Restricted Subsidiary, Consolidated Adjusted EBITDA shall be calculated giving pro forma effect thereto as if such Material Acquisition or Disposition, consolidation, merger, designation or redesignation had occurred on the first day of such period. Such pro forma effect shall be determined (i) in good faith by the Responsible Officer of General Partner, in its capacity as the sole general partner of the Borrower, and (ii) without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated Adjusted EBITDA except as required by Regulation S-X or with the consent of Administrative Agent; provided further, Consolidated Adjusted EBITDA may include, at the Borrower’s option, any Material Project Adjustments as provided below.

As used herein, “Material Project Adjustments” means with respect to the construction or expansion of any capital project of the Borrower or any Restricted Subsidiary the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by the Borrower to exceed, or exceeds, $30,000,000 (each, a “Material Project”):

(A) prior to the Actual Results Quarter referred to below following the date on which a Material Project has achieved commercial operation (the “Commercial Operation Date”), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by Administrative Agent as the projected

6	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

Consolidated EBITDA attributable to such Material Project, in each case for the four fiscal quarters following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts or tariff-based customers relating to such Material Project, the creditworthiness of the other parties to such contracts or such tariff-based customers, and projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other factors deemed appropriate by Administrative Agent), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Actual Results Quarter (net of any actual Consolidated EBITDA attributable to any other Material Project for such fiscal quarter); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(B) beginning with the Actual Results Quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, the prorated amount of the Material Project Adjustment calculated under clause (A) attributable to such Material Project for the balance of the four full fiscal quarter period that includes such fiscal quarters may, at the Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters.

As used above the term “Actual Results Quarter” means with respect to any Material Project, the first full fiscal quarter following Commercial Operation Date thereof.

Notwithstanding the foregoing:

(i) no such Material Project Adjustment shall be allowed with respect to any Material Project unless:

(a) at least 30 days prior to the last day of the Fiscal Quarter for which the Borrower desires to commence inclusion of such Material Project Adjustment in Consolidated EBITDA with respect to a Material Project for purposes of determining compliance herewith (the “Initial Quarter”), the Borrower shall have delivered to Administrative Agent written pro forma projections reflecting such Material Project Adjustment; and

(b) prior to the last day of the Initial Quarter, Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as Administrative Agent may reasonably request, all in form and substance satisfactory to Administrative Agent, and

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(ii) the aggregate amount of all Material Project Adjustments during any period shall be limited to 10% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project Adjustments).

“Consolidated EBITDA” means, for any period, the sum of the Consolidated Net Income of the Borrower and its Consolidated Restricted Subsidiaries during such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) all Interest Expense for such period, (ii) all income taxes (including any franchise taxes to the extent based upon net income) for such period, (iii) all depreciation, amortization (including amortization of good will, debt issue costs and amortization under FAS Rule 123) and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP, but excluding any non-cash charges that constitute an accrual of or reserve for future cash charges) for such period and minus (b) the following to the extent included in calculating such Consolidated Net Income, (i) all income tax credits for such period and (ii) all non-cash items of income (other than account receivables and similar items arising from the normal course of business and reflected as income under accrual methods of accounting consistent with past practices) for such period; provided, that Consolidated EBITDA for each fiscal quarter ended on or prior to June 30, 2007, shall be deemed to be $12,000,000. For avoidance of doubt, Consolidated Net Income attributable to Unrestricted Subsidiaries and Persons that are not Subsidiaries shall not be considered in calculating Consolidated EBITDA except to the extent of actual cash distributions to the Borrower or any of its Consolidated Restricted Subsidiaries by such Unrestricted Subsidiaries or such other Persons. Notwithstanding anything to the contrary contained in this Agreement, the actual cash distributions to the Borrower or any of its Consolidated Restricted Subsidiaries by (i) Persons who are not Subsidiaries or (ii) Unrestricted Subsidiaries during any period that will be included in Consolidated EBITDA shall be limited in the aggregate to 15% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any such distributions).

“Consolidated Funded Indebtedness” means, as of any date, the sum of the following (without duplication): (i) all Indebtedness which is classified as “long-term indebtedness” on a Consolidated balance sheet of the Borrower and its Consolidated Restricted Subsidiaries prepared as of such date in accordance with GAAP and any current maturities and other principal amount in respect of such Indebtedness due within one year but which was classified as “long-term indebtedness” at the creation thereof, (ii) Indebtedness for borrowed money of the Borrower and its Consolidated Restricted Subsidiaries outstanding under a revolving credit or similar agreement providing for borrowings (and renewals and extensions thereof) over a period of more than one year, notwithstanding the fact that any such borrowing is made within one year of the expiration of such agreement, (iii) Indebtedness in respect of Capital Leases of the Borrower and its Consolidated Restricted Subsidiaries and (iv) Indebtedness consisting of Synthetic Lease Obligations.

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“Consolidated Leverage Ratio” means, for any date of determination (i) Consolidated Funded Indebtedness on such date of determination to (ii) Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the date of determination.

“Consolidated Net Income” means, for any period, the Borrower’s and its Consolidated Restricted Subsidiaries’ net income for such period, including any cash dividends or distributions actually received from any other Person during such period determined on a Consolidated basis in accordance with GAAP consistently applied after eliminating earnings or losses attributable to outstanding Minority Interests and excluding the net earnings of any Person other than a Restricted Subsidiary in which the Borrower or any of its Restricted Subsidiaries has an ownership interest. Consolidated Net Income shall not include (i) any gain or loss from the Disposition of assets, (ii) any extraordinary gains or losses or (iii) any non-cash gains or losses resulting from mark to market activity as a result of the implementation of SFAS 133.

“Consolidated Senior Secured Indebtedness” means, as of any date, Consolidated Funded Indebtedness, but excluding Unsecured Note Indebtedness.

“Consolidated Senior Leverage Ratio” means, for any date of determination (i) Consolidated Senior Secured Indebtedness on such date of determination to (ii) Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the date of determination.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate

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(including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by such Lender hereunder within one Business Day of the date of such required funding, unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or Insolvency Proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, that “Disposition” or “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interest to another Person.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Equity Interests” means, with respect to any First-Tier Foreign Subsidiary, all shares of capital stock or other Equity Interests of whatever class of such First-Tier Foreign Subsidiary, in each case together with any certificates evidencing the same, excluding, however, all shares of capital stock or other Equity Interests of such First-Tier Foreign Subsidiary which represent in excess of 66% of the combined voting power of all classes of capital stock or other Equity Interests of such First-Tier Foreign Subsidiary; provided, however, that if following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder which would change the maximum percentage of the total combined voting power of all classes of capital stock or other Equity Interests of any such First-Tier Foreign Subsidiary entitled to vote that may be pledged without causing (a) the undistributed earnings of such First-Tier Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to, or investment in United States property of, the owner of such capital stock or other Equity Interests or (b) other material adverse consequences to the Borrower, any Guarantor, or any of their Subsidiaries, then the 66% limitation set forth above shall be changed to 1% less than such maximum percentage.

10	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

“Environmental Laws” means any and all federal, state, provincial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

11	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Wachovia Bank and with a term equivalent to such Interest Period would be offered by Wachovia Bank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan or portion of a Loan that bears interest at a rate based on the Eurodollar Rate for the particular interest period.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Sale Proceeds” has the meaning specified in Section 7.06.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated) (other than taxes on any additional amounts paid under Section 3.01), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located (other than taxes on any additional amounts paid under Section 3.01), and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax with respect to any Loan, that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Extraordinary Receipts” means gross proceeds received by the Borrower or any Restricted Subsidiary relating to (a) condemnation, (b) insurance in respect of casualty to property or to the extent representing a casualty or failure of title to or diminution in the value of property, in each case to the extent that the Borrower or such Restricted Subsidiary has determined (which determination must be made with reasonable promptness following such casualty or receipt of indemnification proceeds) will not be applied to the repair or replacement thereof (or to replace funds otherwise used for such purpose) or (c) pension reversions; provided that in no event shall such Extraordinary Receipts include Net Cash Proceeds.

12	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wachovia Bank on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated April 23, 2007, among the Borrower, the Administrative Agent and Wachovia Capital Markets, LLC.

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary that is a direct Subsidiary of the Borrower, any Guarantor or a Domestic Subsidiary.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary. Any unqualified reference to any Foreign Subsidiary shall be deemed a reference to a Foreign Subsidiary of the Borrower, unless the context clearly indicates otherwise.

“Formation Transactions” means the “Formation Transactions” as described in the Registration Statement.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

13	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

“General Partner” means SemGroup Energy Partners G.P., L.L.C., a Delaware limited liability company.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means, collectively, each Restricted Subsidiary of the Borrower which now or hereafter executes and delivers a guaranty to Administrative Agent pursuant to Section 6.12, and any other Person who has guaranteed some or all of the Obligations and who has been accepted by Administrative Agent as a Guarantor.

“Guaranty” means collectively, the Guarantees made by the Guarantors in favor of the Administrative Agent, L/C Issuer and the Lenders, substantially in the form of Exhibit E.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means SemGroup Holdings L.P., a Delaware limited partnership.

14	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business that are not unpaid for more than 60 days after the date on which such trade account payable was created or (ii) obligations that are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Person);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Lease Obligations and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless, and to the extent that such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

15	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

“Initial Financial Statements” means (a) the Audited Financial Statements and (b) the unaudited pro forma Consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of March 31, 2007 after giving effect to the Formation Transactions, and the related pro forma Consolidated statements of operation, changes in division equity and cash flows for such period of the predecessor of the Borrower and its Subsidiaries, including the notes thereto, contained in the Registration Statement.

“Initial Public Offering” means the initial offering by Holdings of the Borrower’s Equity Interests pursuant to the Registration Statement.

“Insolvency Proceeding” shall mean, with respect to any Person, any involuntary or voluntary liquidation, dissolution, or any sale of all or substantially all of the assets in connection with any reorganization of such Person following a default, marshaling of assets or liabilities, receivership, conservatorship, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization, arrangement or composition of such Person (whether or not pursuant to Debtor Relief Laws) and any other proceeding under Debtor Relief Laws for the protection of debtors involving such Person or any of its assets.

“Interest Coverage Ratio” means the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense for the four fiscal quarter period then ended.

“Interest Expense” means, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Borrower and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of Consolidated financial statements of the Borrower and its Restricted Subsidiaries in accordance with GAAP): (a) all interest and commitment fees in respect of Indebtedness of the Borrower or any of its Restricted Subsidiaries (including imputed interest on Capital Lease Obligations or Synthetic Lease Obligations) which are accrued during such period and whether expensed in such period or capitalized; plus (b) all fees, expenses and charges in respect of letters of credit issued for the account of the Borrower or any of its Restricted Subsidiaries, which are accrued during such period and whether expensed in such period or capitalized; provided that for each fiscal quarter ended on or prior to June 30, 2007, Interest Expense shall be equal to either (i) $1,800,000, if the over-allotment option provided in the Underwriting Agreement is exercised, or (ii) $2,300,000, if the over-allotment option provided in the Underwriting Agreement is not exercised.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

16	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Restricted Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

17	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

“L/C Issuer” means Wachovia Bank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, Federal, state, and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and shall include the successors of each such party as Lenders hereunder pursuant to Section 10.06 and, as the context requires, includes the Swing Line Lender.

“Lender Swap Obligations” means all obligations arising from time to time under Swap Contracts entered into from time to time between the Borrower or any Guarantor and a counterparty that is a Lender or an Affiliate of a Lender; provided that (a) if such counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Swap Obligations shall only include such obligations to the extent arising from transactions entered into at the time such counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, and (b) for any of the forgoing to be included within “Lender Swap Obligations” hereunder, the applicable counterparty must have provided Administrative Agent written notice of the existence thereof and such transaction must not otherwise be prohibited under this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is nine days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.09(a).

18	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

“Letter of Credit Sublimit” means, as at any date of determination, an amount equal to $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolver Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, the Guaranty, the Security Documents and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Loan Notice” means a notice of (a) a Borrowing pursuant to Section 2.01, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Mark-to-Market” means the process of revaluing for trading purposes commodity contracts held by any Person, whether in respect of physical inventory, futures, forward exchanges, swaps or other derivatives, and which contracts may have a fixed price, a floating price and fixed differential, or other pricing basis, to the current market prices for such contracts, and determining the gain or loss on such contracts, on an aggregate net trading basis for all such contracts of such Person, by comparing the original prices of such contracts to the market prices on the date of determination.

“Material Acquisition or Disposition” means, any acquisition or Disposition of any assets (including Equity Interests) by the Borrower or any of its Consolidated Restricted Subsidiaries, or any consolidation or merger by the Borrower or any of its Consolidated Restricted Subsidiaries with any Person (other than the Borrower or any of its Consolidated Subsidiaries) in the aggregate having a fair market value in excess of $30,000,000 in each case determined by aggregating all such acquisitions and all mergers and consolidations in which the Borrower or any of its Consolidated Restricted Subsidiaries is the surviving entity and aggregating all Dispositions and all consolidations and mergers in which the Borrower or any of its Consolidated Restricted Subsidiaries is not the surviving entity, in each case to the extent not previously included in another Material Acquisition or Disposition in the preceding 12 months.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

19	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

“Material Contract” means (a) the Throughput Agreement, (b) the Omnibus Agreement, and (c) any other contract or arrangement to which the Borrower or any of its Restricted Subsidiaries is a party (other than the Loan Documents) that constitutes ten percent (10%) or more of the aggregate revenue of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Maturity Date” means July 20, 2012.

“Minority Interests” means the book value of any Equity Interests in any of the Borrower’s Subsidiaries which Equity Interests are owned by a Person other than the Borrower or a Wholly Owned Subsidiary of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the remainder of (a) the gross proceeds received by the Borrower or any Restricted Subsidiary from (i) a Disposition, or (ii) the issuance of Additional Debt, as applicable, less (b) underwriter discounts and commissions, investment banking fees, legal, accounting and other professional fees and expenses, and other usual and customary transaction costs, in each case only to the extent paid or payable by the Borrower or a Restricted Subsidiary in cash and related to such Disposition or Additional Debt issuance, as applicable.

“Note” means a promissory note made by the Borrower in favor of a Lender, if requested by such Lender, evidencing Revolver Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Omnibus Agreement” means that certain Omnibus Agreement by and among the Borrower and SemGroup and the other parties thereto dated as of July 20, 2007.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect

20	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Revolver Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisitions” means (a) the acquisition of all or a majority of the capital stock or other Equity Interest in a Person (exclusive of general partner interests held by General Partner not in excess of a 1% economic interest and exclusive of director qualifying shares and other Equity Interests required to be held by an Affiliate to comply with a requirement of Law) which has been approved or recommended by the Board of Directors of such Person, including an acquisition through a merger or consolidation of such Person with or into the Borrower or any Restricted Subsidiary or (b) any other acquisition of all or a portion of the business, assets or operations of a Person (whether in a single transaction or a series of related transactions); provided that (i) prior to and after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing; (ii) all representations and warranties shall be true and correct as if restated immediately following the consummation of such acquisition, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except for the purposes of this definition, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer, at the time of such acquisition, to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; and (iii) substantially all of such business, assets and operations so acquired, or of the Person whose capital stock or other Equity Interest were so acquired, consists of a Permitted Line of Business.

21	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

“Permitted Line of Business” means the oil, natural gas, natural gas liquids and related liquids gathering, treating, processing, terminalling, storage, transporting and marketing operations and any business that is reasonably related, incidental or ancillary thereto.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower, or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledge and Security Agreement” means each Pledge and Security Agreement, dated as of the Closing Date, and to be executed and delivered by the Pledgors in favor of the Administrative Agent, substantially in the form of Exhibit F, as amended, restated, supplemented or otherwise modified from time to time, including, without limitation, by any supplement thereto executed and delivered after the date of this Agreement pursuant to Section 6.12.

“Pledgors” means the Borrower and each of the Persons from time to time parties to the Pledge Agreement.

“Real Estate” means, with respect to any Person, such Person’s now or hereafter owned or leased estates in real property (as applicable), including fees, leaseholds, and future interests, together with such Person’s now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto, and the easements appurtenant thereto.

“Register” has the meaning specified in Section 10.06(c).

“Registration Statement” means the Form S-1 Registration Statement filed by the Borrower with the SEC as Registration No. 333-141196, as amended.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and

22	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Outstanding Amount of all Loans and L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Outstanding Amount of any Loan or L/C Obligation held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer, secretary or assistant secretary of a Loan Party or the general partner of a Loan Party if such Loan Party is a limited partnership. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s or any Restricted Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire such dividend or other distribution or payment.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolver Borrowing” means a borrowing or continuation or conversion of loans consisting of simultaneous Revolver Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lenders pursuant to Section 2.01(b).

“Revolver Loans” shall have the meaning set forth in Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the L/C Issuer, the Swing Line Lender, the Lenders and any Affiliate of a Lender that is owed Cash Management Obligations or Lender Swap Obligations.

“Security Documents” means the instruments listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, deposit instruments, Guarantees, financing statements, continuation statements, extension agreements and other

23	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

agreements or instruments now, heretofore, or hereafter delivered by any Loan Party to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or Guarantee the payment of any part of the Obligations, the Lender Swap Obligations, or the Cash Management Obligations or the performance of any Loan Party’s other duties and obligations under the Loan Documents.

“Security Schedule” means Schedule 3 hereto.

“SemGroup” means SemGroup, L.P., an Oklahoma limited partnership.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquisition” means an acquisition (or series of related acquisitions) of any Person, property, business or asset by the Borrower or any Restricted Subsidiary (other than an acquisition from the Borrower or a Restricted Subsidiary), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Restricted Subsidiary for an aggregate purchase price of not less than $30,000,000.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, commodity futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master

24	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the Mark-to-Market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wachovia Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Syndication Agent” means Bank of America, N.A. in its capacity as syndication agent under any of the Loan Documents, or any successor syndication agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $10,000,000.

“Throughput Agreement” means that certain Throughput Agreement by and among the Borrower and SemGroup and the other parties thereto dated as of July 20, 2007.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

25	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

“Type” means, with respect to a Loan or a portion of a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Underwriting Agreement” means that certain Underwriting Agreement between the Borrower and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated , dated as of July 17, 2007.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary which Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 6.20 and which Borrower has not designated to be a Restricted Subsidiary pursuant to Section 6.20.

“Unsecured Note Indebtedness” shall have the meaning set forth in Section 7.03(d).

“Wachovia Bank” means Wachovia Bank, National Association and its successors.

“Wholly Owned Subsidiary” means any Subsidiary of a Person, all of the issued and outstanding Equity Interests are directly or indirectly (through one or more Subsidiaries) owned by such Person, excluding any directors’ qualifying shares if applicable.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and

26	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. References to the financial position or results of operations of the Borrower and its Consolidated Subsidiaries in respect of periods prior to the date hereof shall include the financial position or results of operations of the predecessor of the Borrower and its Consolidated Subsidiaries.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

27	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolver Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, an “Revolver Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Aggregate Commitment; provided, however, that after giving effect to any Revolver Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments of all the Lenders and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Aggregate Commitment, and subject to the other terms and conditions hereof, the Borrower’s ability to obtain Revolver Loans shall be fully revolving, and accordingly the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolver Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than noon four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than noon, three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic

28	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of General Partner, in its capacity as the sole general partner of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or in the amount of the unused Commitments of all the Lenders. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or in the amount of the unused Commitments of all the Lenders. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wachovia Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

29	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Wachovia Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Eurodollar Rate Loans outstanding at any time.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein: (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit upon the request of the Borrower for the account of the Borrower or any Restricted Subsidiary, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Restricted Subsidiary and any drawings thereunder; provided that, after taking such Letter of Credit into account, (x) the Total Outstandings shall not exceed the Aggregate Commitments of all the Lenders, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit for the account of the Borrower or any Restricted Subsidiary to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date. The L/C Issuer shall not be under any obligation to issue any Letter of Credit, unless (A) such Letter of Credit expires on or prior to 365 days after the date of issuance, is in a face amount, in the aggregate with all other Letters of Credit outstanding at any one time under this clause (A), that does not to exceed the Letter of Credit Sublimit, is used to secure or assure the performance of surety bonds, performance bonds, statutory obligations and other obligations of a like nature

30	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

incurred in the ordinary course of business of the Borrower or any of its Subsidiaries or other general corporate purposes of Borrower or any of its Subsidiaries and is in such form as shall be acceptable to Administrative Agent and L/C Issuer in their sole and absolute discretion and (B) such Letter of Credit is in such other form, terms and purposes as shall be acceptable to Administrative Agent and L/C Issuer in their sole and absolute discretion.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $25,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

31	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower for the account of the Borrower or any Restricted Subsidiary, as the case may be, delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of General Partner, in its capacity as the sole general partner of the Borrower, making such request. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than noon at least one Business Day (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Restricted Subsidiary, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Restricted

32	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

Subsidiary, as the case may be, or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of such Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, severally purchase from the L/C Issuer a risk participation in all Letters of Credit issued for the account of the Borrower or any Restricted Subsidiary and any drawings thereunder in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit issued for the account of the Borrower or any Restricted Subsidiary of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(v), each Lender that so makes funds available shall be deemed to have made a Loan which is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from

33	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(iv) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03(c).

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such

34	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement regardless of any circumstances, including any of the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

35	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Restricted Subsidiary.

The Borrower or the applicable Restricted Subsidiary that is the account party thereon, as the case may be, shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s or such Restricted Subsidiary’s instructions or other irregularity, the Borrower or such Restricted Subsidiary will immediately notify the L/C Issuer. The Borrower and any such Restricted Subsidiary shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower and each Loan Party hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower or a Loan Party, as the case may be, pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower or a Loan Party, as the case may be, may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower or a Loan Party, as the case may be, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower or such Loan Party, as the case may be, which the Borrower or such Loan Party proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer shall deliver to the Borrower or a Restricted Subsidiary, as the case may be, copies of any documents purporting to assign or transfer a Letter of Credit issued for the account of the Borrower or such Restricted Subsidiary. The failure of L/C Issuer to deliver such documents will not relieve the Borrower or any Restricted Subsidiary of its obligations hereunder.

36	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.02 to a Borrowing cannot be met, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as Collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wachovia Bank and may be invested in Cash Equivalents. If at any time during which Cash Collateral is required to be maintained in respect of L/C Obligations, the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer. To the extent that the amount of any Cash Collateral exceeds the then Outstanding Amount of L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower, when a Letter of Credit is issued, (i) the Borrower may specify that either the rules of the ISP or the rules of the Uniform Customs and Practice for Documentary Credits (“UCP”), as most recently published by the International Chamber of Commerce at the time of issuance, apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the L/C

37	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments of all the Lenders, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of General Partner, in its capacity as the sole general partner of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is

38	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the

39	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

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2.05 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans made to it in whole or in part, without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than noon: (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the Outstanding Amount of such Loans; (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or, if less, the entire principal amount of Swing Line Loans then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Outstanding Amount of all Loans at any time exceeds the Aggregate Commitments of all the Lenders then in effect, the Borrower shall within one Business Day following demand by the Administrative Agent prepay the Revolver Loans in an aggregate amount equal to such excess.

(d) Any Net Cash Proceeds that are Excess Sale Proceeds shall be immediately applied as a mandatory prepayment on the Loans.

(e) Any Extraordinary Receipts shall be immediately applied as a mandatory prepayment on the Loans; provided, however, that prepayments under this Section 2.05(e) shall not be required until the aggregate amount of unapplied Extraordinary Receipts exceeds $2,000,000.

(f) If, for any reason, the Initial Public Offering is not consummated on the Business Day immediately following the Closing Date, (i) the Borrower shall immediately make a mandatory prepayment on the Loans in an amount equal to the Outstanding Amount of the Loans at such time and (ii) the Aggregate Commitments hereunder shall be terminated.

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(g) Each prepayment of the Loans under Section 2.05(c), (d), (e) or (f) shall be accompanied by all interest then accrued and unpaid on the principal so prepaid, together with any additional amounts required pursuant to Section 3.05. Any principal or interest prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment. Each such prepayment shall be applied to the Revolver Loans of the Lenders in accordance with their respective Applicable Percentage.

(h) Each prepayment under Section 2.05(c), (d) or (e) shall be applied ratably as follows: (i) first to prepay the Outstanding Amount of the Loans and (ii) second, to repay the Outstanding Amount of the Swing Line Loans.

(i) The Aggregate Commitments shall be reduced, dollar for dollar, by the amount of all prepayments of the Loans under Section 2.05(d), or (e).

2.06 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than noon three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments of all the Lenders and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Revolver Lender according to its Applicable Percentage. All fees accrued up to the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. Notwithstanding anything in this Section 2.06 to the contrary, the Borrower may rescind any notice of termination in full of the Aggregate Commitments of all the Lenders under this Section 2.06 not later than 1:00 p.m. on the Business Day before such termination was scheduled to take place if such termination would have resulted from a refinancing of the Loans, which financing shall not be consummated or shall otherwise be delayed.

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2.07 Repayment of Loans. The Borrower shall repay on the Maturity Date the aggregate principal amount of Revolver Loans outstanding on such date. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate with respect to Base Rate Loans.

(b)(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether an installment, at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding. The covenant to pay interest at the rates provided hereunder shall not merge in any judgment relating to the Obligations.

2.09 Fees.

(a) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee

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(the “Letter of Credit Fee”) for each Letter of Credit issued for the account of the Borrower or a Restricted Subsidiary, as the case may be, equal to the Applicable Rate with respect to Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable within fifteen (15) days of the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Administrative Agent or the Required Lenders, while any Obligation bears interest at the Default Rate pursuant to Section 2.08(b), all Letter of Credit Fees shall accrue at the Default Rate.

(b) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued for the account of the Borrower or a Restricted Subsidiary, as the case may be, equal to the greater of (i) $150 or (ii) one-eighth percent (0.125%) per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable within fifteen (15) days of the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within fifteen (15) days after demand therefore and are nonrefundable.

(c) Administrative Agent’s Fees. In addition to all other amounts due to Administrative Agent under the Loan Documents, the Borrower will pay fees to Administrative Agent as described in the Fee Letter.

(d) Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate with respect to Commitment Fees times the actual daily amount by which the Aggregate Commitments of all the Lenders exceed the Outstanding Amount of Loans and L/C Obligations (but excluding, for the avoidance of doubt, the Swing Line Loans). The commitment fees shall accrue at all times during the Availability Period including at any time during which one or more of the conditions in Article IV are not met, and shall be due and payable quarterly in arrears within fifteen (15) days of the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing

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Date, and on the Maturity Date. The commitment fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(e) Other Fees.

(i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by Wachovia Bank’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, Swing Line Lender, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, Swing Line Lender, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.08(b) or 2.09(a) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

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2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business in accordance with its usual practice. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Revolver Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; except that this sentence shall not apply to the Maturity Date.

(b)(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base

46	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the Applicable Rate with respect to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the

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foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans, participations and repayment obligations and accrued interest thereon or fees with respect thereto greater than its Applicable Percentage thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Restricted Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing

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arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Increase in Commitments.

(a) Request for Increase. Provided no Default has occurred and is continuing, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the Aggregate Commitments of all the Lenders; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) the Borrower may make a maximum of three such requests during the Availability Period, and (iii) after giving effect to such increase in the Aggregate Commitments, the Aggregate Commitments do not exceed $400,000,000. At the time of sending such notice, the Borrower may request all or part of such increase from the Lenders and, if it does so, shall specify (in consultation with the Administrative Agent) the time period within which each Revolver Lender who desires to commit to such increase is requested to respond.

(b) Lender Elections to Increase. Each Lender may notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel. It shall not be a condition to obtaining an increase in the Aggregate Commitments that the full amount of such increase requested by the Borrower be approved by the Lenders or any additional Eligible Assignees. If less than the full amount of the increase requested by the Borrower is approved by the Lenders and any additional Eligible Assignee, the Borrower may, at its option, accept the amount of the increase so approved, or the Borrower may withdraw its request for such increase, in which case the Borrower shall be deemed not to have made a request for such increase.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final amount and allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by

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such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrower shall prepay any Revolver Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased (and in the case of interest, the amount of interest shall be increased) as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

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(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

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(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a credit for, or refund of, any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such credit or refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such credit or refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is denied the credit by, or required to repay such refund to, such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the

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obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or

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the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

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(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Lender delivers to the Borrower a notice pursuant to Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival . All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO THIS AGREEMENT AND CREDIT EXTENSIONS

4.01 Conditions of Agreement . The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each

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properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Guaranty sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) the Pledge and Security Agreement duly executed by each Loan Party; together with:

(A) certificates, if any, representing the Pledged Shares referred to in the Pledge and Security Agreement accompanied by undated stock powers executed in blank,

(B) proper Financing Statements in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent may deem necessary in order to perfect the Liens created under the Pledge and Security Agreement, covering the Collateral described in the Pledge and Security Agreement,

(C) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Pledge and Security Agreement that the Administrative Agent may deem necessary in order to perfect the Liens created thereby, and

(E) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Pledge and Security Agreement and confirm the release of any other Liens or Guarantees outstanding prior to the Closing Date have been taken;

(iv) deeds of trust, mortgages, leasehold deeds of trust and leasehold mortgages, reasonably satisfactory to the Administrative Agent and its counsel and covering substantially all of the real property operating assets and fixtures of the Borrower and its Subsidiaries owned on the Closing Date (together with each other mortgage delivered pursuant to Section 6.13, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may

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deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been or will be paid upon recording, and

(B) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(vii) the favorable opinions of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters as the Administrative Agent or the Required Lenders may reasonably request;

(viii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(ix) the Initial Financial Statements;

(x) certificates or binders evidencing Loan Parties’ insurance in effect on the date hereof naming the Administrative Agent as loss payee and additional insured;

(xi) a certificate signed by a Responsible Officer of General Partner, in its capacity as the sole general partner of the Borrower, certifying (A) that all representations and warranties set forth in the Loan Documents are true and correct and that the conditions specified in this Section 4.01 have been satisfied; and (B) that there has been no event or circumstance since March 31, 2007 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and attaching copies of the actual and pro forma financial statements contained in the Registration Statement together with financial projections of the Borrower and its Consolidated Subsidiaries on a quarterly basis for the first fiscal year after the Closing Date and on an annual basis for each fiscal year thereafter until the fiscal year ending December 31, 2009;

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(xii) a certificate from the Responsible Officer of General Partner, in its capacity as the sole general partner of the Borrower, in substantially the form of Exhibit G hereto, attesting to the Solvency of each Loan Party before and after giving effect to the transactions contemplated by this Agreement and in the Registration Statement;

(xiii) a copy of (i) each document related to the Formation Transactions including, but not limited to, the Throughput Agreement and Omnibus Agreement and (ii) each other material contract to which the Borrower or its Subsidiaries are parties, duly executed and delivered by each party thereto certified to be true and correct by a Responsible Officer of General Partner, in its capacity as the sole general partner of the Borrower,; and

(xiv) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) The pro forma capital and ownership structure and the shareholding arrangements (if any) of the Borrower and its Subsidiaries (and all agreements relating thereto) shall be reasonably satisfactory to the Administrative Agent.

(d) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(e) The Initial Public Offering shall have been committed to and “priced” pursuant to the Underwriting Agreement such that the Initial Public Offering will provide net cash proceeds of not less than $160,000,000.

(f) All conditions to the Initial Public Offering (including the repayment of all Indebtedness of the Company and its Subsidiaries (including Guarantees) and the release of Liens securing such Indebtedness, but other than the closing of the transactions contemplated by this Agreement) shall have been or be expected to be satisfied (to the reasonable satisfaction of Administrative Agent) and the closing and funding of the Initial Public Offering shall be scheduled to occur on substantially the terms as contained in the Registration Statement on the Business Day immediately following the Closing Date.

(g)(i) The Borrower has received all governmental, shareholder and third party consents and approvals necessary to consummate the Formation Transactions, which consents and approvals are in full force and effect, (ii) no order, decree, judgment, ruling or injunction exists which restrains the consummation of the Formation Transactions or the transactions

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contemplated by this Agreement, and (iii) there is no pending, or to the knowledge of the Borrower, threatened, action, suit, investigation or proceeding that could reasonably be expected to impose materially adverse conditions, or which could reasonably be expected to have a material adversely effect upon the ability of the Borrower to consummate the Formation Transactions.

(h) The Borrower, after giving pro forma effect to the Formation Transactions and all fees and expenses to be paid in connection therewith, shall have unused Commitments of at least $90,000,000.

(i) The Administrative Agent shall not have become aware of any material information or other matter that, when taken as a whole, is inconsistent in a material and adverse manner with any previous due diligence, information or matter (including any financial information or projections previously delivered to the Administrative Agent).

(j) The Interest Coverage Ratio for the period from June 30, 2006 to June 30, 2007 shall not be less than 2.75 to 1.00. The Consolidated Leverage Ratio for the period from June 30, 2006 to June 30, 2007 shall not exceed 5.00 to 1.00.

(k) The Closing Date shall have occurred on or before July 31, 2007.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions . The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) No Material Adverse Effect shall have occurred, and no event or circumstance shall have occurred that could reasonably be expected to cause a Material Adverse Effect,

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relating to any Loan Party’s Consolidated financial condition or businesses since the date of the date of the most recent financial statements delivered pursuant to Section 4.01(a)(ix) or Section 6.01, as applicable.

(d) The making of such Loan or the issuance of such Letter of Credit shall not be prohibited by any Law and shall not subject any Lender or any LC Issuer to any penalty or other onerous condition under or pursuant to any such Law.

(e) Each Loan Party shall be Solvent.

(f) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) through (f) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed, as applicable, and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws (excluding Environmental Laws that are the subject of Section 5.09, federal, state and local income tax Laws that are the subject of Section 5.11 and ERISA that is the subject of Section 5.12); except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document (when delivered hereunder) to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than Liens created under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation (other than the Loan Documents) to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

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5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) filings necessary to perfect and maintain the perfection of the Liens on the Collateral granted by the Loan Parties in favor of the Lenders, (ii) the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other action, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the predecessor of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the predecessor of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness that would be required to be disclosed in Consolidated financial statements of Borrower or the footnotes thereto prepared in accordance with GAAP.

(b) The unaudited pro forma Consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of March 31, 2007 after giving effect to the Formation Transactions, and the related pro forma Consolidated statements of operation, changes in division equity and cash flows for such period of the predecessor business of the Borrower and its Subsidiaries, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes

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and to normal year-end audit adjustments. As of the Closing Date, all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness, are disclosed in the Initial Financial Statements.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or any Subsidiary or against any of their properties or revenues, or that is contemplated by the Borrower or any Subsidiary against any other Person, that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Except as shown in the Initial Financial Statements or disclosed in Schedule 5.07, neither the Borrower nor any Restricted Subsidiary is subject to or restricted by any Contractual Obligation which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. The Borrower and each Restricted Subsidiary has (or on the Closing Date, will have) (i) defensible fee simple title to or valid leasehold interests in all of its real property, including, without limitation, the Real Estate (all such real property and the nature of the Borrower’s or any of its Restricted Subsidiary’s interest therein is disclosed on Schedule 5.22, as it may be updated from time to time) and (ii) defensible title to all of its other property (including without limitation, all real and other property in each case as reflected in the financial statements delivered to the Administrative Agent hereunder), other than properties disposed of in the ordinary course of business or in any manner otherwise permitted under this Agreement since the date of the most recent audited consolidated balance sheet of the Borrower and its Subsidiaries, and in each case subject to no Liens other than Liens permitted under Section 7.01 and such other defects in title as are minor in nature and such defects do not constitute a Lien that secures Indebtedness and do not have or would reasonably be expected to cause a Material Adverse Effect on the ability of the Administrative Agent to exercise rights, powers and remedies with respect to the Collateral. Each of the Borrower and the Restricted Subsidiaries enjoy peaceful and undisturbed possession of all its real property, including, without limitation, the Real Estate, except for minor matters that do not have or would reasonably be expected to cause a Material Adverse Effect on the ability of the Administrative Agent to exercise rights, powers and remedies with respect to the Collateral, and there is no pending or, to the best of their knowledge, threatened condemnation proceeding relating to any such real property. No material default exists under (i) any lease on any property on which a Mortgage is

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granted, or (ii) any other lease, to the extent such default would reasonably be expected to have a Material Adverse Effect. All of the structures and other tangible assets owned, leased or used by the Borrower or any Restricted Subsidiary in the conduct of their respective businesses are (a) insured to the extent and in a manner required by Section 6.07, (b) structurally sound with no known defects which have or could reasonably be expected to have a Material Adverse Effect, (c) in good operating condition and repair, subject to ordinary wear and tear and except to the extent failure could not reasonably be expected to have a Material Adverse Effect, (d) not in need of maintenance or repair except for ordinary, routine maintenance and repair the cost of which is immaterial and except to the extent failure to so maintain and repair could not reasonably be expected to have a Material Adverse Effect, (e) sufficient for the operation of the businesses of the Borrower and the Restricted Subsidiaries as currently conducted, except to the extent failure to be so sufficient could not reasonably be expected to have a Material Adverse Effect and (f) in conformity with all applicable laws, ordinances, orders, regulations and other requirements (excluding Environmental Laws that are the subject of Section 5.09, federal, state and local income tax Laws that are the subject of Section 5.11 and ERISA that is the subject of Section 5.12) relating thereto, except where the failure to conform could not reasonably be expected to have a Material Adverse Effect.

5.09 Environmental Compliance. The Borrower and each Subsidiary conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on its respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Borrower and each Subsidiary are insured with financially sound and reputable insurance companies not Affiliates of the Borrower or any Subsidiary, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or applicable Subsidiary operates.

5.11 Taxes. The Borrower and each Restricted Subsidiary has filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Restricted Subsidiary thereof that would, if made, have a Material Adverse Effect. Neither the Borrower nor any Restricted Subsidiary is party to any tax sharing agreement other than as provided in the Borrower’s Partnership Agreement.

5.12 ERISA Compliance.

(a) On the Closing Date, the Borrower has no Plans. Each Plan from time to time in effect shall be in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an

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application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries; Equity Interests. The Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 or disclosed in writing to the Administrative Agent, L/C Issuer and the Lenders, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Borrower or a Subsidiary in the amounts specified on Part (a) of Schedule 5.13 or disclosed in writing to the Administrative Agent, L/C Issuer and the Lenders free and clear of all Liens other than the Liens created pursuant to the Loan Documents. The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13 or disclosed in writing to the Administrative Agent, L/C Issuer and the Lenders. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and nonassessable.

5.14 Governmental Regulation. No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No Loan Party nor any Person Controlling any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither the Borrower nor any Subsidiary or Affiliate of the Borrower is (i) named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (ii) (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and available at

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http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person, and the proceeds from the loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country, agency, organization or person.

5.15 Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time.

5.16 Compliance with Laws. The Borrower and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws (except for Environmental Laws that are the subject of Section 5.09, federal and state income tax Laws that are the subject of Section 5.11 and ERISA that is the subject of Section 5.12) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. The Borrower and each Restricted Subsidiary party owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Labor Disputes and Acts of God. Neither the business nor the properties of the Borrower or any Restricted Subsidiary has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could reasonably be expected to have a Material Adverse Effect.

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5.19 Names and Places of Business. No Loan Party has, during the preceding five years, had, been known by, or used any other trade or fictitious name, except as disclosed in Schedule 5.19 or otherwise disclosed in writing to the Administrative Agent, L/C Issuer and the Lenders. Except as otherwise indicated in Schedule 5.19 or otherwise disclosed in writing to the Administrative Agent, L/C Issuer and the Lenders, the chief executive office and principal place of business of each Loan Party (a) are located at the address of the Borrower set out in Schedule 10.02; (b) with respect to all Loan Parties, have been located at the address of the Borrower set out in Section 10.02 since the dates of initial formation of such Loan Parties. Except as indicated in Schedule 5.19 or otherwise disclosed in writing to the Administrative Agent, no Loan Party has any other office or place of business.

5.20 Solvency. Upon giving effect to the execution of this Agreement and the other Loan Documents by each Loan Party and the consummation of the transactions contemplated hereby and thereby and the Formation Transactions, (a) each Loan Party will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar Laws), and the sum of such Loan Party’s absolute and contingent liabilities, including the Obligations or Guarantees thereof, shall not exceed the fair market value of such Loan Party’s assets, and (b) each Loan Party’s capital should be adequate for the businesses in which such Loan Party is engaged and intends to be engaged. No Loan Party has incurred (whether under the Loan Documents or otherwise), nor does any Loan Party intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature.

5.21 Real Property. Except as otherwise disclosed in writing to the Administrative Agent, set forth on Schedule 5.21 hereto is a complete and accurate list of all real property owned as of the Closing Date (or the date of the most recently requested update to Schedule 5.21) by the Borrower or any of its Restricted Subsidiaries (other than injection stations), showing as of the date hereof the street address, county or other relevant jurisdiction, state, the legal description thereof, and the record owner. The Borrower and each Restricted Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents. Set forth on Schedule 5.21 hereto or disclosed in writing to Administrative Agent, L/C Issuer and the Lenders is a complete and accurate list of all leases of real property (other than injection stations) under which the Borrower or any of its Restricted Subsidiaries is the lessee as of the Closing Date (or the date of the most recently requested update to Schedule 5.21), showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms. The Borrower shall provide updates to Schedule 5.21 upon the reasonable request of Administrative Agent.

5.22 Security Documents. The provisions of the Security Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Loan Documents from time to time, no filing or other action will be necessary to perfect or protect such Liens.

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ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2007), a Consolidated and, in the event that the Borrower designates any Subsidiary as an Unrestricted Subsidiary, a consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated and consolidating, if any, statements of income or operations, partners’ capital and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, any such consolidating statements to be for the Borrower and its Restricted Subsidiaries on a combined basis and the Borrower’s Unrestricted Subsidiaries on a combined basis and such Consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended June 30, 2007), a Consolidated and, in the event that the Borrower designates any Subsidiary as an Unrestricted Subsidiary, a consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated and consolidating, if any, statements of income or operations, partners’ capital and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, any such consolidating statements to be for the Borrower and its Restricted Subsidiaries on a combined basis and the Borrower’s Unrestricted Subsidiaries on a combined basis and such Consolidated statements to be certified by a Responsible Officer of General Partner, in its capacity as the sole general partner of the Borrower, as fairly presenting the financial condition, results of operations, partners’ capital and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of General Partner, in its capacity as the sole general partner of the Borrower, and stating that such officer has caused this Agreement to be reviewed and has no knowledge of any Default in the performance or observance of any of the provisions of this Agreement, during, or at the end of, as applicable, such fiscal year or fiscal quarter, or, if such officer has such knowledge, specifying each Default and the nature thereof, showing compliance by the Borrower as of the date of such statement with the financial covenants set forth in Article VII, and calculations for such financial covenants shall be included, and the other applicable covenants set forth in Exhibit C;

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(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or other governing body or the audit committee of the board of directors or such other governing body) of any Loan Party by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the limited partners of the Borrower, and copies of all material annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) within five Business Days after (i) a Responsible Officer’s receipt of any written notice of any violation by the Borrower or any Restricted Subsidiary of any Environmental Law, (ii) a Responsible Officer’s obtaining knowledge that any Governmental Authority has asserted that the Borrower or any Restricted Subsidiary is not in compliance with any Environmental Law or that any Governmental Authority is investigating the Borrower’s or any Restricted Subsidiary’s compliance therewith, (iii) a Responsible Officer’s receipt of any written notice from any Governmental Authority or other Person or otherwise obtaining knowledge that the Borrower or any Restricted Subsidiary is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that the Borrower or any Restricted Subsidiary is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant, or (iv) a Responsible Officer’s receipt of any written notice of the imposition of

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any Environmental Lien against any property of the Borrower or any Restricted Subsidiary which, in any event under clause (i), (ii), (iii) or (iv) preceding, could reasonably be expected to result in, or has resulted in, liability, either individually or in the aggregate, in excess of $10,000,000 or otherwise could reasonably be expected to have, or has resulted in, a Material Adverse Effect, copies of such notice or a written notice setting forth the matters in (ii) above;

(g) not less than 3 Business Days prior to any change in any Loan Party’s (i) name as it appears in the jurisdiction of its formation, incorporation, or organization, (ii) type of entity, or (iii) organizational identification number, written notice thereof;

(h) upon the Administrative Agent’s request, or, in the event that such filing reflects a significant material adverse change with respect to the matters covered thereby, within three Business Days after the filing thereof with the PBGC, the DOL, or the IRS, as applicable, copies of the following: (i) each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL, or the IRS with respect to each Plan; (ii) a copy of each funding waiver request filed with the PBGC, the DOL, or the IRS with respect to any Plan and all communications received by any Loan Party or any ERISA Affiliate from the PBGC, the DOL, or the IRS with respect to such request; and (iii) a copy of each other filing or notice filed with the PBGC, the DOL, or the IRS, with respect to each Plan by any Loan Party or any ERISA Affiliate;

(i) as soon as available, but in any event within 90 days after the end of each fiscal year, a business and financial plan for the Borrower (in form reasonably satisfactory to Administrative Agent and based on assumptions believed to be reasonable in light of the circumstances at the time when made), prepared or caused to be prepared by a Responsible Officer of General Partner, in its capacity as the sole general partner of the Borrower, setting forth for the then calendar year, financial projections, budgets and hedging schedules for the Borrower and its Consolidated Subsidiaries;

(j) concurrently with the annual renewal of the Borrower’s or any Restricted Subsidiary’s insurance policies or insurance policies maintained on behalf of the Borrower or any Restricted Subsidiary, the Borrower or such Restricted Subsidiary shall at their own cost and expense, if requested by the Administrative Agent in writing, cause a certificate or report to be issued by the Administrative Agent’s professional insurance consultants or other insurance consultants satisfactory to the Administrative Agent certifying that the Borrower’s or Restricted Subsidiary’s insurance for the next succeeding year after such renewal (or for such longer period for which such insurance is in effect) complies with the provisions of this Agreement and the Security Documents;

(k) not less than one Business Day prior to, and as a condition to, (i) the making of a Material Acquisition or Disposition, (ii) the commencement of any Material Project, (iii) the designation of any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary (including at the time of formation or acquisition of such Subsidiary) or (iv) the incurrence of any Indebtedness permitted under Section 7.03(d) a certificate from a Responsible Officer of General Partner, in its capacity as the sole general partner of the Borrower, demonstrating compliance or pro forma compliance, as the case may be, with the provisions of Section 7.16 and Section 7.17 and containing calculations in such detail as may be reasonably required by the Administrative Agent;

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(l) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that the Administrative Agent, the Syndication Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer informational materials, marketing materials and presentations provided by or on behalf of the Borrower hereunder (the “Borrower Materials”) by posting on SyndTrak Online or by other comparable electronic means (collectively, the “Platform”). The Borrower hereby (i) agrees to designate Borrower Materials (A) that are either available to the public or not material with respect to the Borrower and its subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (B) that are not Public Information as “Private Information” (it being understood that all Borrower Materials not marked “Public Information” shall be deemed to be “Private Information” whether or not so designated) and (ii) acknowledges that certain of the Lenders may identify themselves as “public lenders” for the purpose of compliance with securities laws, and may choose not to receive Private Information and certain of the Lenders who determine that they are permitted for purpose of compliance with securities laws to receive Private Information, and who have identified themselves as such, may access Private Information.

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any change in the fiscal year of the Borrower or any Subsidiary or of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and

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(e) of the occurrence of any Disposition of property or assets, any sale of Equity Interests, any incurrence or issuance of any Indebtedness or receipt of any Extraordinary Receipt, in each case with respect to which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of General Partner, in its capacity as the sole general partner of the Borrower, setting forth details of the occurrence referred to therein and stating what action the Borrower or applicable Subsidiary has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, if any. Loan Parties will also notify Administrative Agent and Administrative Agent’s counsel in writing at least nine Business Days prior to the date that any Loan Party changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records concerning its material property, furnishing with such notice any necessary financing statement amendments or requesting Administrative Agent and its counsel to prepare the same.

6.04 Payment of Obligations. Pay and discharge (a) as the same shall become due and payable, all its obligations and liabilities (including all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and all lawful claims which, if unpaid, would by law become a Lien upon its property) except (i) trade account payables that are not unpaid for more than 60 days after the date on which such trade account payable was created or (ii) obligations or liabilities that are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or the applicable Restricted Subsidiary; and (b) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except (with respect to subsections (a) and (b) of this Section) to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.05 or 7.06; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect and (d) preserve, perform or comply with each Material Contract unless any such failure to so observe, perform or comply is remedied within the applicable period of grace (if any) provided in such Material Contract or unless such failure to so observe, perform or comply would not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

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6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower or any Subsidiary, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing (a) for payment of losses to Administrative Agent as its interests may appear, (b) that such policies may not be canceled or reduced or affected in any material manner for any reason without 30 days prior notice to Administrative Agent, and (c) to provide for any other matters specified in any applicable Security Document or which Administrative Agent may reasonably require. Each Loan Party will maintain any additional insurance coverage as described in the respective Security Documents. Each Loan Party shall maintain, or cause to be maintained, with an insurer reasonably acceptable to Agent, flood insurance sufficient for Lenders to comply with Regulation H of the Board of Governors of the Federal Reserve System. The Borrower and each Restricted Subsidiary shall at all times maintain insurance against business interruption and its liability for injury to persons or property in accordance with Schedule 6.07, which insurance shall be by financially sound and reputable insurers. Without limiting the foregoing, the Borrower and each Restricted Subsidiary shall at all times maintain liability insurance in accordance with Schedule 6.07.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the applicable Loan Party or Restricted Subsidiary.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of all Loans to (i) finance a distribution on the Closing Date to Holdings in the amount of $137,500,000 in connection with the Formation

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Transactions, (ii) pay fees and expenses incurred in connection with this Agreement and (iii) pay fees and expenses related to the Formation Transactions. Thereafter, the proceeds of this Agreement shall be used for working capital including the issuance of Letters of Credit, funding acquisitions otherwise permitted by this Agreement, capital expenditures, and for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Additional Guarantors and Pledgors.

(a) Notify the Administrative Agent at the time that any Person becomes a Restricted Subsidiary of the Borrower, and promptly thereafter (and in any event within 15 days), cause (a) in the case of a Domestic Restricted Subsidiary, such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or a joinder in the form attached thereto, and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (v) and (vi) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)(i)), all in form, content and scope reasonably satisfactory to the Administrative Agent; and (b) cause (i) all of the Equity Interest in the case of a Domestic Restricted Subsidiary, or Eligible Equity Interests in the case of a First-Tier Foreign Subsidiary, of such Person to be pledged to the Administrative Agent to secure the Obligations, the Cash Management Obligations and the Lender Swap Obligations, (ii) pursuant to the Pledge and Security Agreement, deliver or cause the applicable Restricted Subsidiary to deliver to Administrative Agent all certificates, stock powers and other documents required by the Pledge and Security Agreement with respect to all such Equity Interests or Eligible Equity Interests, as applicable, of any such Subsidiary, (iii) take or cause the applicable Restricted Subsidiary to take such other actions, all as may be necessary to provide the Administrative Agent with a first priority perfected pledge or and security interest in such Equity Interests or Eligible Equity Interests, as applicable, in such Subsidiary, and (iv) deliver to the Administrative Agent documents of the types referred to in clauses (v) and (vi) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (b)(i), all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.13 Agreement to Deliver Security Documents. Deliver and to cause each other Guarantor and any other Person required by the Administrative Agent to deliver, to further secure the Obligations, the Cash Management Obligations and the Lender Swap Obligations, whenever requested by Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, flood hazard certification, title searches, title insurance, financing statements and other Security Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests, subject only to Liens permitted under the Loan Documents, on any real or personal property now owned or hereafter acquired by such Person. In furtherance thereof, each Loan Party shall promptly notify Administrative Agent of (a) any material acquisition (whether by purchase, lease or otherwise) of property or assets by the Borrower or any Restricted Subsidiary, and (b) any individual real properties in which the Borrower or any Restricted Subsidiary has an interest (whether by acquisition, lease or otherwise) with a fair market value in excess of $1,000,000.

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6.14 Rents. By the terms of the various Security Documents, certain Loan Parties are and will be assigning to Administrative Agent, for the benefit of Secured Parties, all of the “Rents” (as defined therein) accruing to the property covered thereby. Notwithstanding any such assignments, so long as no Event of Default has occurred and is continuing, (a) such Loan Parties may continue to receive and collect from the payors of such Rents all such Rents, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified, and free and clear of such Liens, use the proceeds of the Rents, and (b) Administrative Agent will not notify the obligors of such Rents or take any other action to cause proceeds thereof to be remitted to Administrative Agent. Upon the occurrence of an Event of Default, Administrative Agent may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Rents then held by such Loan Parties or to receive directly from the payors of such Rents all other Rents until such time as such Event of Default is no longer continuing. If Administrative Agent shall receive any Rent proceeds from any payor at any time other than during the continuance of an Event of Default, then it shall notify the Borrower thereof and (a) upon request and pursuant to the instructions of the Borrower, it shall, if no Event of Default is then continuing, remit such proceeds to the Borrower and (b) at the request and expense of the Borrower, execute and deliver a letter to such payors confirming Loan Parties’ right to receive and collect Rents until otherwise notified by Administrative Agent. In no case shall any failure, whether purposed or inadvertent, by Administrative Agent to collect directly any such Rents constitute in any way a waiver, remission or release of any of its rights under the Security Documents, nor shall any release of any Rents by Administrative Agent to such Loan Parties constitute a waiver, remission, or release of any other Rents or of any rights of Administrative Agent to collect other Rents thereafter.

6.15 Performance on Borrower’s Behalf. If any Loan Party fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document, Administrative Agent may pay the same after notice of such payment by Administrative Agent is given to the Borrower. The Borrower shall immediately reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Administrative Agent.

6.16 Environmental Matters; Environmental Reviews.

(a) Comply in all material respects with all Environmental Laws now or hereafter applicable to the Borrower or such Restricted Subsidiary as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws. The Borrower and each Restricted Subsidiary will promptly pay and discharge when due all debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Environmental Laws unless, in each case, the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary.

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(b) Promptly furnish to Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by the Borrower or any Restricted Subsidiary, or of which it has notice, pending or threatened against the Borrower or any Restricted Subsidiary, the potential liability of which exceeds $500,000 or would have a Material Adverse Effect if resolved adversely against the Borrower or any Restricted Subsidiary, by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business.

(c) Promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by the Borrower or any Restricted Subsidiary in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location, the potential liability of which exceeds $500,000 or would have a Material Adverse Effect if resolved adversely against the Borrower or any Restricted Subsidiary.

6.17 Compliance with Agreements. Observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to the Borrower or such Restricted Subsidiary or the Borrower and Restricted Subsidiaries on a Consolidated basis or materially significant to any Guarantor, unless any such failure to so observe, perform or comply is remedied within the applicable period of grace (if any) provided in such agreement or instrument or unless such failure to so observe, perform or comply would not reasonably be expected to have a Material Adverse Effect.

6.18 Deposit Accounts.

(a) Except as otherwise approved in writing by Administrative Agent and subject to a first priority security interest (subject to the terms hereof) in favor of Administrative Agent, for the benefit of L/C Issuer and Lenders, pursuant to an account control agreement in form and substance acceptable to Administrative Agent (herein called an “Approved Account”), the Loan Parties shall at all times maintain all of its deposit accounts, securities accounts and commodities accounts with one or more of the Administrative Agent, L/C Issuer and Lenders (all such accounts maintained by Loan Parties with one or more of the Administrative Agent, L/C Issuer and Lenders being herein collectively called the “Lender Party Accounts” and individually a “Lender Party Account”). On the date hereof, the Borrower shall deliver to Administrative Agent a schedule of all Lender Party Accounts and any Approved Accounts, in form and substance acceptable to Administrative Agent, which such schedule shall be revised immediately upon any change in Lender Party Accounts and Approved Accounts in a manner sufficient to notify Administrative Agent of all then-current Lender Party Accounts and Approved Accounts.

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(b) Administrative Agent hereby appoints each of the L/C Issuer and Lenders to serve as its bailee to perfect Administrative Agent’s Liens in any Collateral in the possession of such L/C Issuer and Lender. L/C Issuer and each Lender possessing any Collateral agrees to so act as bailee for Administrative Agent in accordance with the terms and provisions hereof. In furtherance of the forgoing, each L/C Issuer and Lender acknowledges that certain of the Loan Parties maintain Lender Party Accounts at one or more of the Administrative Agent, L/C Issuer and Lenders as disclosed pursuant to this Agreement. L/C Issuer and each Lender agrees to hold its Lender Party Accounts as bailee for Administrative Agent to perfect the security interest held for the benefit of the L/C Issuer or a Lender therein. Prior to the receipt by L/C Issuer or a Lender of notice from Administrative Agent that it is exercising exclusive control over any Lender Party Account (a “Notice of Exclusive Control”), the Loan Parties are entitled to make withdrawals from the Lender Party Accounts and make deposits into and give entitlement orders with respect to the Lender Party Accounts. Once L/C Issuer or a Lender has a Notice of Exclusive Control, which such notice shall not be given until an Event of Default has occurred and is continuing, Administrative Agent shall be the only party entitled to make withdrawals from or otherwise give any entitlement order or other direction with respect to the Lender Party Accounts. To the extent not already occurring, each L/C Issuer and Lender agrees to transfer, in immediately available funds by wire transfer to Administrative Agent, the amount of the collected funds credited to the deposit accounts which are Lender Party Accounts held by such L/C Issuer or Lender, and deliver to Administrative Agent all moneys or instruments relating to such Lender Party Accounts or held therein and any other Collateral at any time Administrative Agent demands payment or delivery thereof after a Notice of Exclusive Control has been delivered to such L/C Issuer or Lender. Each Loan Party agrees that L/C Issuer and each Lender is authorized to immediately deliver all the Collateral to Administrative Agent upon the L/C Issuer’s or Lender’s receipt of a Notice of Exclusive Control from Administrative Agent. Neither L/C Issuer nor any Lender (other than Administrative Agent acting for the benefit of the L/C Issuer and Lenders) shall exercise any right of set-off or banker lien against any Lender Party Account; provided that L/C Issuer and Lenders shall be entitled to charge, or set-off against a Lender Party Account and retain for its own account, any customary fees, costs, charges and expenses owed to it in connection with the opening, operating and maintaining such Lender Party Account and for the amount of any item credited to such Lender Party Account that is subsequently returned for any reason. Notwithstanding anything in this Section 6.18 to the contrary, a Lender may, upon notice to the Administrative Agent, elect that the accounts of the Loan Parties maintained by such Lender shall not be governed by the provisions of this Section 6.18. Upon Administrative Agent’s receipt of such notice, such accounts shall cease to be Lender Party Accounts and the maintenance of accounts shall be subject to such account becoming an Approved Account as set forth above.

6.19 Revisions or Updates to Schedules. If any of the information or disclosures provided on any of Schedules 5.13, 5.19 or 5.21, originally attached hereto become outdated or incorrect in any material respect, deliver to the Administrative Agent as part of the Compliance Certificate required pursuant to Section 6.02(b) such revision or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s); provided, that such revisions or updates to any such Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as originally attached hereto or revised or updated pursuant hereto, but shall not be deemed to have cured any breach of warranty or misrepresentation resulting

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from the inaccuracy or incompleteness of any such Schedule(s) as it existed prior to such revision of update unless and until the Administrative Agent, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule(s).

6.20 Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a) Unless designated after the Closing Date in writing to the Administrative Agent pursuant to this Section, any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b) The Borrower may designate any Subsidiary (including a newly formed or newly acquired Subsidiary) as an Unrestricted Subsidiary if (i) the representations and warranties of the Loan Parties contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) after giving effect to such designation, no Default or Event of Default would exist, (iii) immediately after giving effect to such designation, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Sections 7.16 and 7.17, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Investment had been consummated as of the first day of the fiscal period covered thereby, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it will be treated as a “restricted subsidiary” for purposes of any indenture or agreement governing Unsecured Note Indebtedness and (v) in the case of a Subsidiary which is already classified as a Restricted Subsidiary, the Borrower has obtained the prior written consent of the Administrative Agent and the Required Lenders. Except as provided in this Section, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Loan Parties contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) after giving effect to such designation, no Default or Event of Default would exist and (iii) immediately after giving effect to such designation, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Sections 7.16 and 7.17, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Investment had been consummated as of the first day of the fiscal period covered thereby.

(d) The Borrower will not, and will not permit any of the Restricted Subsidiaries to Guarantee any Indebtedness or other obligations of any Unrestricted Subsidiary.

(e) The Borrower will not permit any Unrestricted Subsidiary to hold any Equity Interests in, or any Indebtedness of, the Borrower or any Restricted Subsidiary.

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6.21 Maintenance of Corporate Separateness. Satisfy customary corporate or limited liability company formalities and other requirements necessary to preserve the separate existence of each Unrestricted Subsidiary from the Borrower and each Restricted Subsidiary.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA not to exceed for all such items in the aggregate $1,000,000;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds relates to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, servitudes, permits, reservations, exceptions, covenants and other restrictions as to the use of real property, and other similar encumbrances incurred in the ordinary course of business which, with respect to all of the foregoing, do not secure the payment of Indebtedness of the Borrower or any Restricted Subsidiary and which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

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(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety binds related to such judgments;

(i) Liens securing Capital Leases and purchase money Indebtedness permitted under Section 7.03(f); provided that (i) such Liens securing purchase money Indebtedness do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the purchase money Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;

(k) rights reserved to or vested by Law in any Governmental Authority to in any manner, control or regulate in any manner any of the properties of the Borrower or any Restricted Subsidiary or the use thereof or the rights and interests of the Borrower or any Restricted Subsidiary therein, in any manner under any and all Laws;

(l) rights reserved to the grantors of any properties of the Borrower or any Restricted Subsidiary, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements associated therewith;

(m) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies, or under general depository or brokerage agreements, and burdening only deposit or brokerage accounts or other funds and assets maintained with a creditor depository institution or brokerage;

(n) Liens existing upon property acquired in an acquisition or of any Person that becomes a Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, and not upon any other property, securing only Indebtedness permitted by Section 7.03(h);

(o) Liens on property not otherwise permitted by the foregoing clauses of this Section 7.01, securing only Indebtedness permitted by Section 7.03(j);

provided, nothing in this Section 7.01 shall in and of itself constitute or be deemed to constitute an agreement or acknowledgment by Administrative Agent or any Lender that any Indebtedness subject to or secured by any Lien, right or other interest permitted under subsections (a) through (m) above ranks in priority to any Obligation.

7.02 Investments. Make any Investments, except:

(a) Investments held by the Borrower or any Restricted Subsidiary in the form of Cash Equivalents;

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(b) Investments of the Borrower in any Loan Party and Investments of any Loan Party of the Borrower in the Borrower or another Loan Party;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Guarantees permitted by Section 7.03;

(e) Investments in Permitted Acquisitions;

(f) Investments in Swap Contracts permitted by Section 7.04;

(g) Loans or advances to any employee of the Borrower or any Restricted Subsidiary for travel and related expenses consistent with the policies and procedures of the Borrower or such Restricted Subsidiary and not to exceed $100,000 at any one time outstanding; and

(h) The acquisition of or other Investments (other than Investments consisting of Guarantees) in any Unrestricted Subsidiary so long as (i) immediately before and immediately after giving pro forma effect to any such acquisition or Investment, no Default shall have occurred and be continuing and (ii) immediately after giving effect to such acquisition or Investment, the Borrower and its Restricted Subsidiaries shall be in pro form compliance with all of the covenants set forth in Sections 7.16 and 7.17, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Investment had been consummated as of the first day of the fiscal period covered thereby;

(i) Investments not otherwise permitted by the foregoing clauses of this Section 7.02; provided that the aggregate principal amount of such Investments under this Section 7.02(i) shall not exceed $10,000,000 at any time.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Guaranties by the Borrower or any Guarantor of trade payables of any Loan Party incurred and paid in the ordinary course of business on ordinary trade terms;

(c) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Restricted Subsidiary;

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(d) unsecured Indebtedness for borrowed money of, or in respect of a private placement or public sale of notes by the Borrower, and any unsecured Guarantees thereof only by Persons that are Guarantors; provided, however, that (i) such Indebtedness shall not have the benefit of any letter of credit or other credit support (other than such unsecured guarantees from Guarantors), (ii) such Indebtedness shall have no portion of its principal amount scheduled to be due and payable prior to the first anniversary of the Maturity Date, (iii) such Indebtedness shall have the benefit of no financial maintenance covenants that are more restrictive than, or that conflict with, those contained herein and (iv) no covenant benefiting such Indebtedness shall restrict the Borrower from incurring the maximum amount of Indebtedness of any type hereunder that they would be permitted to incur on the date hereof, assuming that they had exercised their rights under Section 2.14 to the greatest extent possible; provided that after giving effect to such Indebtedness and the application of any of the proceeds thereof on the issuance date no Default or Event of Default shall exist and, on a pro forma basis, the Borrower shall comply with the covenants contained in Sections 7.16 and 7.17;

(e) obligations (contingent or otherwise) of the Borrower or any Restricted Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, currency translation or property held or reasonably anticipated to be held by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party (except to the extent such Swap Contracts permit the “netting” of multiple contracts entered into pursuant to a master agreement);

(f) Indebtedness in respect of Capital Lease Obligations, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the requirements set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $40,000,000;

(g) Indebtedness of any Loan Party owing to another Loan Party;

(h) Indebtedness acquired in an acquisition, existing at the time of such acquisition and not incurred in contemplation thereof in an aggregate principal or face amount not to exceed $10,000,000 at any time; provided that such Indebtedness shall not be secured except to the extent such Indebtedness is secured by Liens permitted by Section 7.01(n); provided further, that no Person, other than the obligor or obligors thereon at the time of such acquisition shall become liable for such Indebtedness;

(i) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case in connection with deposit accounts in the ordinary course of business and discharged within two Business Days of its incurrence; and

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(j) Indebtedness not otherwise permitted by the foregoing clauses of this Section 7.03; provided that such Indebtedness shall not be secured except to the extent such Indebtedness is secured by Liens permitted by Section 7.01(o); provided further that the aggregate principal or face amount of all Indebtedness secured by Liens under this Section 7.03(j) shall not exceed $10,000,000 at any time.

7.04 Swap Contracts. Be a party to or in any manner be liable on any Swap Contract, except:

(a) Swap Contracts entered into by a Loan Party with the purpose and effect of fixing interest rates on a principal amount of indebtedness of such Loan Party that is accruing interest at a variable rate, provided that (i) the aggregate notional amount of such contracts never exceeds one hundred percent (100%) of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract and (iii) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or an Affiliate of any Lender at the time such contract is entered into) at the time the contract is made has long-term unsecured and unenhanced debt obligations rated A or A2 or better, respectively, by either Moody’s or S&P or is otherwise acceptable to Required Lenders; and

(b) Swap Contracts which are permitted by Section 7.03(e).

7.05 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Wholly Owned Restricted Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (ii) another Wholly Owned Restricted Subsidiary, provided that if a Guarantor is a party, the continuing or surviving Person shall be a Guarantor;

(b) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any Wholly Owned Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor; and

(c) any Loan Party may engage in Permitted Acquisitions.

7.06 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

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(b) Dispositions of inventory or Cash Equivalents in the ordinary course of business;

(c) Dispositions of equipment or real property so long as (i) at least 75% of the purchase price for such asset shall be paid in cash; (ii) the aggregate purchase price paid to Loan Parties for such asset and all other such assets sold by Loan Parties during any period of four consecutive fiscal quarters pursuant to this clause (c) shall not exceed $25,000,000; (iii) if the portion of the aggregate annual Consolidated EBITDA derived from all assets sold pursuant to this clause (c) during any period of four fiscal quarters [(the Consolidated EBITDA for each asset determined based on the four fiscal quarters prior to the sale of such asset)] would exceed $15,000,000, the consent (not to be unreasonably withheld) of the Required Lenders is obtained in connection with any such sale; (iv) no Default or Event of Default shall exist prior to or after giving effect to such sale; (v) the Net Cash Proceeds of such sale shall have been applied as follows (A) within three hundred sixty five (365) days after the date of such receipt of Net Cash Proceeds to the purchase of capital assets used in its Permitted Line of Business or (B) to the extent Net Cash Proceeds have not been applied pursuant to the immediately preceding clause (A), such amount (the “Excess Sale Proceeds”) shall have been applied to prepay the Loans as provided in Section 2.05; (vi) upon receipt of Net Cash Proceeds by a Loan Party and until the application thereof as provided in clause (v)(A) or (B) (excluding such Net Cash Proceeds not so applied up to an aggregate amount at any one time outstanding of $100,000), such Loan Party shall either, or in combination equal to the total of such Net Cash Proceeds, both (1) maintain such Net Cash Proceeds in a segregated account with Administrative Agent or (2) apply such Net Cash Proceeds as a voluntary prepayment of the Revolver Loans in accordance with Section 2.05(a) and, until such amounts are applied as provided in clause (v)(A) or (B), reducing the availability under the Revolver Loans so prepaid by the amount of such prepayment; and (vii) Administrative Agent shall have received a certificate from the Borrower demonstrating compliance with the conditions of this clause (c);

(d) Dispositions of property, subject to the Security Documents, by any Restricted Subsidiary to the Borrower or to a Wholly Owned Restricted Subsidiary of the Borrower; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) Dispositions, grants and issuances permitted by Section 7.05;

(f) Dispositions comprising of leases entered into in the ordinary course of business;

(g) Dispositions comprising of licenses of intellectual property; and

provided, however, that any Disposition pursuant to clauses (a) through (g) shall be for fair market value.

Neither the Borrower nor any Restricted Subsidiary will sell, transfer or otherwise dispose of capital stock of or interest in any of its Restricted Subsidiaries except to the Borrower or a Wholly Owned Restricted Subsidiary of the Borrower, which shall pledge such capital stock or interest to the Administrative Agent for the benefit of the Lenders pursuant to Security

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Documents acceptable to the Administrative Agent. Neither the Borrower nor any Restricted Subsidiary will discount, sell, pledge or assign any notes payable to it, accounts receivable or future income. So long as no Default then exists, Administrative Agent will, at Borrower’s request and expense, execute a release, satisfactory to the Borrower and Administrative Agent, of any Collateral so sold, transferred, leased, exchanged, alienated or disposed of pursuant to clauses (a), (b) or (c) of this Section.

7.07 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) Restricted Payments in connection with the Formation Transactions;

(b) each Restricted Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(c) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(d) the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(e) the Borrower may make cash distributions in an amount not to exceed “Available Cash” (as such term is defined in the Borrower’s Partnership Agreement) to the holders of its Equity Interest.

7.08 Change in Nature of Business. Engage in any material line of business different from a Permitted Line of Business.

7.09 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions (a) between or among the Borrower and any of its Wholly Owned Restricted Subsidiaries or between and among any Wholly Owned Restricted Subsidiaries, (b) the transaction contemplated hereby and the payment of fees and expenses related thereto, (c) Restricted Payments permitted under Section 7.07, and (d) transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth on Schedule 7.09 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect.

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7.10 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower, redeem Equity Interests held in it by the Borrower or any Guarantor, to otherwise transfer property to the Borrower or any Guarantor, or to repay loans and other indebtedness owing by it to the Borrower or any Guarantor, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of Secured Parties, provided, however, that the foregoing clauses shall not prohibit (I) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (II) provisions in Organizational Documents and other similar agreements applicable to joint ventures or to other Persons that are not Restricted Subsidiaries (to the extent Investment in such joint venture or other Person is permitted under Section 7.02) that limit Liens on or transfers of the Equity Interests in such joint venture or other Person entered into in the ordinary course of business, (III) are customary restrictions in leases, subleases, licenses, or asset sale agreements otherwise permitted hereby (or in easements, rights of way or similar rights or encumbrances, in each case granted to the Borrower or a Restricted Subsidiary by a third party in respect of real property owned by such third party) so long as such restrictions relate only to the assets (or the Borrower’s or such Restricted Subsidiary’s rights under such easement, right of way or similar right or encumbrance, as applicable) subject thereto; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person unless such Contractual Obligation provides that such requirement shall not apply with respect to Liens granted to secure the Obligations, Cash Management Obligations and Lender Swap Obligations.

7.11 Prohibited Contracts. Other than those listed on Schedule 7.11:

(a) enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it, other than contracts for pipeline capacity or for services in either case reasonably anticipated to be utilized in the ordinary course of business;

(b) amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Administrative Agent or any Lender under or acquired pursuant to any Security Documents; or

(c) incur any obligation to contribute to any Multiemployer Plan.

7.12 Limitation on Credit Extensions. Except for Investments permitted under Section7.02 and Swap Contracts permitted under Section 7.02(f) hereof, extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business or to another Loan Party in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

7.13 Deposit Accounts. At any time maintain any Deposit Account at any Bank (as such terms are defined in Article 9 of the UCC) other than as provided in Section 6.18.

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7.14 Operating Leases. Incur, become, or remain liable under any Operating Lease which would cause the aggregate amount of all rentals payable by the Borrower or any Restricted Subsidiary any fiscal year to be greater than $5,000,000.

7.15 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.16 Leverage Ratios.

(a) If no Unsecured Note Indebtedness is outstanding on the applicable date of determination, permit the Consolidated Leverage Ratio to be greater than 5.00 to 1.0 on the last day of any fiscal quarter.

(b) If any Unsecured Note Indebtedness is incurred or outstanding on the applicable date of determination, permit the Consolidated Leverage Ratio to be greater than 5.50 to 1.0 on the date any Unsecured Note Indebtedness is incurred nor on the last day of any fiscal quarter ending during such period.

(c) If any Unsecured Note Indebtedness is incurred or outstanding on the applicable date of determination, permit the Consolidated Senior Leverage Ratio to be greater than 4.00 to 1.0 on the date any Unsecured Note Indebtedness is incurred nor on the last day of any fiscal quarter ending during such period.

(d) During an Acquisition Period, the maximum permitted Consolidated Leverage Ratio and the maximum permitted Consolidated Senior Leverage Ratio shall each be increased by 0.50 to 1.00 from the otherwise applicable ratio set forth above (for example, the Consolidated Leverage Ratio requirement that would otherwise be 5.50 to 1.00 will become 6.00 to 1.00). As used in this Section 7.16(d), “Acquisition Period” means a period elected by the Borrower, such election to be exercised by the Borrower by delivering notice thereof to the Administrative Agent, beginning with the funding date of the purchase price for any Specified Acquisition and ending on the earlier of (a) the last day of the third full fiscal quarter following such funding date or (b) the Borrower’s election (provided, that the Borrower is in compliance with all applicable provisions of this Section 7.16 after giving effect to such election), to terminate such Acquisition Period, such election to be exercised by the Borrower delivering notice thereof to the Administrative Agent; provided that once any Acquisition Period is in effect, the next succeeding Acquisition Period may not commence until (i) the termination of such Acquisition Period in effect and (ii) after giving effect to the termination of such Acquisition Period in effect the Borrower shall be in compliance with all applicable provisions of this Section 7.17 and no Default shall have occurred and be continuing.

(e) Notwithstanding anything to the contrary, and for the avoidance of doubt, any failure by the Borrower to be in compliance with any requirement of this Section 7.16 shall not be remedied by a change in the Consolidated Leverage Ratio upon the incurrence of any Unsecured Note Indebtedness or the election of an Acquisition Period.

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7.17 Interest Coverage Ratio. At the end of each fiscal quarter, beginning June 30, 2007, the Interest Coverage Ratio will not be less than 2.75 to 1.0.

7.18 Negative Pledge. Allow any Person, other than the Administrative Agent, L/C Issuer or any Lender or any other Secured Party, to create or otherwise cause or suffer to exist or become effective, or permit any of the Restricted Subsidiaries to create or otherwise cause or suffer to exist or become effective, directly or indirectly, any Lien (other than Liens permitted by Section 7.01 and negative pledges permitted under Section 7.10) upon the assets of the Borrower or any of its Restricted Subsidiaries without the prior express written consent of the Administrative Agent.

7.19 Amendments of Organization Documents. Amend any of its Organization Documents, unless such amendment would not reasonably be expected to cause a Material Adverse Effect.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11 or 6.12 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including the undrawn face amount of any outstanding Letter of Credit, surety bonds and other similar contingent obligations outstanding under any agreement relating to such Indebtedness or Guarantee and including amounts owing to all creditors under any combined or syndicated

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credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or any Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. The Borrower or any of its Restricted Subsidiaries institutes or consents to the institution of any Insolvency Proceeding, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, monitor or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, monitor or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any Insolvency Proceeding relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any of its Restricted Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Restricted Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount greater than the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, the same shall remain undischarged and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order which have not been stayed by reason of a pending appeal or otherwise, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

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(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Security Documents. Any Security Document shall for any reason (other than pursuant to the terms hereof and thereof) cease to create a valid and perfected first priority Lien in any asset having a value in excess of the Threshold Amount.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

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8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent as follows:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of external counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of external counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, the Lender Swap Obligations and the Cash Management Obligations, ratably among the Lenders, the Lenders or Affiliates of Lenders holding such Lender Swap Obligations or Cash Management Obligations and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations, the Cash Management Obligations and the Lender Swap Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, Cash Management Obligations and Secured Swap Obligations, if any, in the order set forth above.

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ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Wachovia Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

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The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the

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retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wachovia Bank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

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9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Agents or Arrangers listed on the cover page hereof shall have any powers, duties, liabilities or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i), (j) and (k), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, the L/C Issuer, or the Swing Line Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender, the L/C Issuer, or the Swing Line Lender in any such proceeding.

9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

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(b) to release any Guarantor from its obligations under the Guaranty, and release any Lien under any Loan Document on any property of such Guaranty, if such Person ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:

(i) waive any of the conditions specified in Section 4.01;

(ii) release all or substantially all of the value of the Guaranty, except a Guarantor that has ceased to be a Subsidiary of the Borrower in a transaction permitted under this Agreement or release all or substantially all of the Collateral in any transaction or series of related transactions, except such releases relating to sales of property permitted under Section 7.06;

(iii) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(iv) reduce, forgive or waive the principal of, or interest on, the Revolver Loans or any fees or other amounts payable hereunder to Lenders;

(v) postpone, waive or otherwise defer any date scheduled for any payment of principal of or interest on the Revolver Loans or any fees or other amounts payable to Lenders; or

(vi) change the order of application of any payment set forth in Section 8.03 in any manner that materially affects such Lender.

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(b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender affected by such amendment, waiver or consent:

(i) increase the Aggregate Commitment of such Lender (or reinstate any commitment terminated pursuant to Section 8.02); or

(ii) change the order of application of any prepayment set forth in Section 2.05;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

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(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed

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originals and shall be binding on all Loan Parties, the Administrative Agent, the L/C Issuer and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(e) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(f) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower, any Guarantor or any other party or against or in payment of any or all of the Obligations.

10.04 Expenses; Indemnity; Waivers.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any

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amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each other Agent, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower, any other Loan Party or any Subsidiary thereof arising out of, in connection with, as a result of or in any other way associated with (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, and the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) the Collateral, the Loan Documents and consummation of the transactions or events (including the enforcement or defense thereof and any occupation, operation, use or maintenance of Collateral or other property of a Loan Party) at any time associated therewith or contemplated therein, (iii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Loan Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other

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Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), each other Agent, the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally

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intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower or any other Loan Party may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement; provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Aggregate Commitment and the Revolver Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Aggregate Commitment (which for this purpose includes Revolver Loans outstanding thereunder) or, if the Aggregate Commitment is not then in effect, the principal outstanding balance of the Revolver Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

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(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) any assignment of a Commitment must be approved by the Administrative Agent and the L/C Issuer (such consent not to be unreasonably withheld) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Lender and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

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(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wachovia Bank assigns all of its Commitment and Loans pursuant to subsection (b) above, such L/C Issuer may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and (ii) upon 30 days’ notice to the Borrower and the Lenders, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wachovia Bank, as L/C Issuer or Swing Line Lender, as the case may be. If Wachovia Bank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Wachovia Bank resigns as Swing Line Lender, it shall retain all the rights, powers, privileges and duties of the Swing Line Lender hereunder with respect to all Swing Line Loans outstanding as of the effective date of its resignation as Swing Line Lender, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Swing Line Loans pursuant to Section 2.03(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) to any pledgee referred to in Section 10.06(f) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly

104	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from any Loan Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal, state and provincial securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the

105	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.01, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained, if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender

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and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY

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RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY AGREES THAT SECTIONS 5-1401 AND 4-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THE LOAN DOCUMENTS AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. IN FURTHERANCE OF THE FOREGOING, THE BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY DESIGNATES AND APPOINTS CT CORPORATION SYSTEM, 111 EIGHTH AVENUE , NEW YORK, NEW YORK 10011, AS AGENT OF THE BORROWER AND EACH GUARANTOR TO RECEIVE SERVICE OF ALL PROCESS BROUGHT AGAINST THE BORROWER OR SUCH GUARANTOR WITH RESPECT TO ANY SUCH PROCEEDING IN ANY SUCH COURT IN NEW YORK, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE BORROWER AND EACH GUARANTOR TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. COPIES OF ANY SUCH PROCESS SO SERVED SHALL ALSO BE SENT BY REGISTERED MAIL TO THE BORROWER OR SUCH GUARANTOR AT ITS ADDRESS SET FORTH BELOW, BUT THE FAILURE OF THE BORROWER OR SUCH GUARANTOR TO RECEIVE SUCH COPIES SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS AS AFORESAID. THE BORROWER AND EACH GUARANTOR SHALL FURNISH TO ADMINISTRATIVE AGENT, L/C ISSUER, SWING LINE LENDER, AND LENDERS A CONSENT OF CT CORPORATION SYSTEM AGREEING TO ACT HEREUNDER PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT, L/C ISSUER AND LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ADMINISTRATIVE AGENT, L/C ISSUER AND LENDERS TO BRING PROCEEDINGS AGAINST THE BORROWER OR EACH GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. IF FOR ANY REASON CT CORPORATION SYSTEM SHALL RESIGN OR OTHERWISE CEASE TO ACT AS THE BORROWER’S OR EACH GUARANTOR’S AGENT, THE BORROWER AND SUCH GUARANTOR HEREBY IRREVOCABLY AGREES TO (A) IMMEDIATELY DESIGNATE AND APPOINT A NEW AGENT ACCEPTABLE TO ADMINISTRATIVE AGENT TO SERVE IN SUCH CAPACITY AND, IN SUCH EVENT, SUCH NEW AGENT SHALL BE DEEMED TO BE SUBSTITUTED FOR CT CORPORATION SYSTEM FOR ALL PURPOSES HEREOF AND

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(B) PROMPTLY DELIVER TO ADMINISTRATIVE AGENT THE WRITTEN CONSENT (IN FORM AND SUBSTANCE SATISFACTORY TO ADMINISTRATIVE AGENT) OF SUCH NEW AGENT AGREEING TO SERVE IN SUCH CAPACITY.

10.15 Waiver of Jury Trial and Special Damages. EACH PARTY HERETO AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO AND EACH OTHER LOAN PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH LOAN PARTY AND EACH LENDER HEREBY FURTHER (A) IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, (B) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (C) ACKNOWLEDGE THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrower and each other Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as

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a principal and is not the financial advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower, any other Loan Party or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.18 Time of the Essence. Time is of the essence of the Loan Documents.

10.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of Page Intentionally Left Blank]

110	[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SEMGROUP ENERGY PARTNERS, L.P.

By:	SemGroup Energy Partners GP, L.L.C.,
its General Partner

By:	/s/ Michael J. Brochetti
Name:	Michael J. Brochetti
Title:	Chief Financial Officer

[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Paul Pritchett
Name:	Paul Pritchett
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Paul Pritchett
Name:	Paul Pritchett
Title:	Vice President

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender

By:	/s/ Christen A. Lacey
Name:	Christen A. Lacey
Title:	Principal

BMO CAPITAL MARKETS, as Co-Documentation Agent

By:	/s/ Cahal Carmody
Name:	Cahal Carmody
Title:	Vice President

BMO CAPITAL MARKETS FINANCING INC., as a Lender

By:	/s/ Cahal Carmody
Name:	Cahal Carmody
Title:	Vice President

[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

ROYAL BANK OF CANADA,
as Co-Documentation Agent and as a Lender

By:	/s/ Jason S. York
Name:	Jason S. York
Title:	Authorized Signatory

MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., as Co-Documentation Agent and as a Lender

By:	/s/ Gregory B. Hanson
Name:	Gregory B. Hanson
Title:	Vice President

CITIBANK, N.A., as Co-Documentation Agent and as a Lender

By:	/s/ David E. Hunt
Name:	David E. Hunt
Title:	Attorney-in-Fact

SUNTRUST BANK, as a Lender

By:	/s/ Carmen J. Malizia
Name:	Carmen J. Malizia
Title:	Vice President

LEHMAN BROTHERS COMMERCIAL BANK, as a Lender

By:	/s/ Brian McNany
Name:	Brian McNany
Title:	Authorized Signatory

[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Tara Narasiman
Name:	Tara Narasiman
Title:	Associate

FORTIS CAPITAL CORP., as a Lender

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

By:	/s/ Casey Lowary
Name:	Casey Lowary
Title:	Senior Vice President

BANK OF SCOTLAND, as a Lender

By:	/s/ Karen Weich
Name:	Karen Weich
Title:	Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ A. Ostrov
Name:	A. Ostrov
Title:	Director

ABN AMRO BANK N.V., as a Lender

By:	/s/ J.A. Conn
Name:	J.A. Conn
Title:	Managing Director

By:	/s/ John D. Reed
Name:	John D. Reed
Title:	Director

[SEMGROUP ENERGY PARTNERS CREDIT AGREEMENT]